U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 5

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or

Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ ] Form 3 Holdings Reported [x] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

Kerry Moody

2150 Northwest Parkway, S.E.

Suite H

Marietta, Georgia 30067

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2. Issuer Name and Ticker or Trading Symbol: Dicut, Inc. (DCUT)

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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year: Year ended December 2002

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5. If Amendment, Date of Original (Month/Year): N/A

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6. Relationship of Reporting Person to Issuer

(Check all applicable)

[X] Director [ ] 10% Owner

[X] Officer (give title below) [ ] Other (specify below)

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7. Individual or Joint/Group Filing (Check applicable line)

[X] Form filed by one Reporting Person

[ ] Form filed by more than one Reporting Person

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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security (Instr. 3)	2. TransactionDate	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year (Instr. 3 and 4)	6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
	(mm/dd/yy)	Code	V	Amount	(A) or (D)	Price
Common Stock*	08/30/02	J	4	280,225	D	$0.03		D
Common Stock**	12/20/02	J	4	500,000	A	$0.35	500,000	D

Explanation of Responses:

*The Company and Mr. Moody voluntarily rescinded the issuance of these shares.

**Issued to Mr. Moody as a bonus for services rendered.

If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 3)	2. Conversion of Exercise Price of Derivative Security	3. Transaction Date (Month/Day/Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)		6. Date Exercisable and Expiration Date (month/date/year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of derivative Securities Beneficially Owned at end of Year (Instr. 4)	10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares
None

Explanation of Responses:

/s/ Kerry Moody	February 17, 2003
Signature of Reporting Person	Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.